Exhibit 10.1
[ROVI CORPORATION LETTERHEAD]

August 17, 2016

Pete Thompson
103 Kennedy Court
Los Gatos, CA 95032

Dear Pete:

We are pleased to present this offer for the position of Chief Operating Officer, EVP (“EVP”) at Rovi Corporation (“Rovi” or the “Company”), reporting to the Chief Executive Officer. Your start date as Chief Operating Officer, EVP will be September 6, 2016 (“Start Date”).

Compensation and Benefits

Your compensation will include a base salary of $475,000 per year, paid semi-monthly, and subject to standard payroll deductions and withholdings. For the 2016 fiscal year, you will be eligible to earn an annual incentive bonus based on your participation in Rovi's standard Senior Executive Company Incentive Plan (the "EIP") for calendar year 2016 on a pro rated basis. The EIP will provide you a payout at 100% achievement of targets equal to 70% of your base salary earned during 2016. Such bonus amount, and the EIP, will be reviewed annually by the Board (or a duly authorized committee thereof). You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you without good reason or by Rovi with cause prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid. Any earned bonuses shall be subject to standard payroll deductions and withholdings, and paid no later than March 15th of the year following the year in which your right to the bonus ceases to be subject to a substantial risk of forfeiture, so as to comply with Treasury Regulations Section 1.409A-1(b)(4).

Additionally, subject to Compensation Committee approval and you becoming COO on or before the Start Date, you will receive a grant of restricted stock units (“RSUs”) and stock options (“the Option”) equivalent to a grant value of $2,000,000. The grant value will be issued as follows: 80% RSUs, 20% Stock Options. The amount of shares will be determined based upon the closing price of Rovi common stock on the grant date and such shares will start vesting on the grant date and will vest in accordance with the terms and conditions of your grant notice and agreement, which will be delivered under separate cover. The grant date shall be the later of (I) the first day of the month following your first day of employment or (ii) the first day of the month following official approval by the Compensation Committee of the Board of Directors or the Chief Executive Officer, as applicable.  If the first day of the following month is a perpetual holiday (such as January 1), then the grant date will be the next trading day.

As a Rovi employee, you will continue to receive Company benefits pursuant to Company policy and subject to the terms and conditions of the governing plans.

Other Agreements/Policies

As a condition of your employment as EVP, you will continue to be bound by the following agreements following your commencement of employment as EVP:

1)  Proprietary Information, Inventions and Ethics Agreement;
2)  Procedures and Guidelines Governing Securities Trades by Company Personnel;
3)  Code of Personal and Business Conduct and Ethics; and
4)  Arbitration Policy.
At Will Employment

As Rovi's employment relationship with you is at-will, either Rovi or you may terminate the employment relationship at any time, with or without Cause (as defined herein), and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and the Chief Executive Officer.

Notwithstanding the foregoing, effective on your Start Date, Rovi will enter into an Executive Severance and Arbitration Agreement (the “Executive Severance and Arbitration Agreement”) with you in the form enclosed.

Additionally, as a condition of employment, all employees must sign the following agreements. Document 1, which is included with this letter and documents 2 - 4, which will be sent separately:

1)	Proprietary Information, Inventions and Ethics Agreement;

2)	Procedures and Guidelines Governing Securities Trades by Company Personnel;

3)	Code of Personal and Business Conduct and Ethics; and

4)	Arbitration Policy

Section 409A

It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

Miscellaneous

Upon your commencement of employment as EVP, this Agreement and the other agreements referenced herein shall be the complete and exclusive statement of all of the terms and conditions of your employment with Rovi, and shall supersede and replace any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and the Chief Executive Officer. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and Rovi, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of Rovi. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with Rovi shall be governed in all aspects by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

As a matter of policy, we like to make it clear that if a prospective employee accepts our offer, he/she should not bring to Rovi from his or her previous employers any confidential or proprietary information, including but not limited to drawings, documents, customer lists, or similar material. Although this caution is in most cases unnecessary, we feel that it is important to emphasize that Rovi’s policy prohibits the transfer or use of such confidential material from other employers.

Please note that this offer is subject to the return of a positive background check (to which you consent by signing below). If the foregoing meets with your approval, please indicate by signing below and returning a copy of this letter to me. By signing below, you further agree to respect Rovi’s work rules and faithfully carry out the duties herein. Two (2) duplicates of this contract are to be created; both Rovi and you will retain a copy.

Sincerely,

/s/ Dustin Finer

Dustin Finer
Chief Administrative and Internal Operations Officer

Agreed & Accepted:	/s/ Pete Thompson	8/18/2016
	Pete Thompson	Date

Expected Start Date:	9/6/2016